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PRICING SUPPLEMENT NO. 82 DATED                   Filed Pursuant to
MAY 27, 1999 TO PROSPECTUS DATED                  Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY               File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:                  $1,721,000.00
Original Issue Date (Settlement Date):       June 2, 1999
Stated Maturity Date:                        May 15, 2006
Issue Price to Public:                       100.00% of Principal Amount
Interest Rate:                               7.250% Per Annum
Interest Payment Dates:                      July 15 and Monthly
                                             Thereafter
                                             Commencing July 15, 1999
Survivor's Option:                           [X] Yes        [  ] No
Optional Redemption:                         [X] Yes        [  ] No

Initial Redemption Date:                     May 15, 2001
Redemption Price:                            Initially 101% of Principal
                                             Amount and
                                             100% after the first
                                             anniversary of the Initial
                                             Redemption Date.

                                             Principal Amount of Notes
      Agent                                  Solicited by Each Agent
First of Michigan Corporation                $   30,000.00
Prudential Securities Incorporated           $  336,000.00
J.J.B. Hilliard, W.L. Lyons, Inc             $  391,000.00
J.W. Korth & Company                         $  964,000.00
      Total                                  $1,721,000.00

                                          Per Note Sold by
                                          Agents To Public        Total
Issue Price:                              $1,000.00         $1,721,000.00
Agent's Discount or Commission:           $    7.00         $   12,047.00
Maximum Dealer's Discount or
  Selling Concession:                     $   18.00         $   30,978.00
Proceeds to the Company:                  $  975.00         $1,677,975.00

CUSIP Number:  12589QK21